Veramark Announces First Quarter 2012 Financial Results

ROCHESTER, NY -- (Marketwire - May 09, 2012) - Veramark Technologies, Inc. (OTCQB: VERA) (PINKSHEETS: VERA), a leading provider of telecom expense management solutions, today announced financial results for the three months ended March 31, 2012.

Revenues for Veramark's quarter ending March 31, 2012 were $3.6 million, an increase of 6 percent from revenues of $3.4 million for the first quarter of 2011. Net income for the quarter ending March 31, 2012 increased 51 percent to $80,000 from $53,000 a year ago. Net income for both years represents $0.01 per diluted share. Veramark also reported orders of $4.4 million for the first quarter of 2012, an increase of 4 percent from orders of $4.2 million for the same quarter of 2011. The Company's backlog of recurring revenues totaled $13.3 million on March 31, 2012, an increase of 28 percent from March 31, 2011. Approximately $8 million of the backlog is expected to be recognized as revenue over the next four quarters.

Tony Mazzullo, Veramark's President and CEO commented, "We think that these are good financial results for Q1 2012. We achieved important strategic successes including being included in the Gartner 2012 Magic Quadrant Report for TEM and new enhancements to our VeraSMART software that are getting a big round of applause from our customers. Recurring revenue remains strong and is growing."

"Managing telecom expenses is a distraction for senior management; they generally have more important things to do. That's where we come in. Containing and reducing operational expenses is what we do well," summarizes Tony.

                         VERAMARK TECHNOLOGIES, INC.
                      CONDENSED STATEMENT OF OPERATIONS
                                 (Unaudited)

                             Three Months Ended
                                  March 31

                                                         2012        2011
                                                     ----------- -----------
Revenues                                             $ 3,605,289 $ 3,386,323
                                                     =========== ===========
Income Before Taxes                                       80,432      52,962
Income Taxes                                                   -           -
                                                     ----------- -----------
Net Income                                           $    80,432 $    52,962
                                                     =========== ===========
Net Income Per Diluted Share                         $      0.01 $      0.01
                                                     =========== ===========
Weighted Average
Number of Dilutive Shares Outstanding                 10,633,760  10,439,140
                                                     =========== ===========

About Veramark Technologies, Inc.
Veramark is a leading provider of innovative cost management solutions that help enterprises reduce operational expenses associated with their mobile and fixed communications networks and ensure that these networks are used appropriately. Veramark solutions for telecom expense management, which include call accounting solutions, drive down costs by eliminating waste, identifying billing errors, and optimizing programs for mobile, voice and data communications. Veramark solutions enable enterprises to spend less for the telecom services they need to support their business. For more information, visit www.veramark.com.

Veramark, VeraSMART, and eCAS are registered trademarks of Veramark Technologies, Inc. All other trademarks are the property of their respective owners.

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and the impact of competition or changes in the marketing strategies of major distributors.

Media Contact:
Rob Tyler
Senior Marketing Specialist
Veramark Technologies, Inc.
(585) 383-6894
rtyler@veramark.com